Exhibit 10.1     Beau Productions Contract

CRESCENT MOON
1563 West Bloomfield Road
Honeoye Falls, NY 14472
February 9, 1999

Jim LeBeau
LeBeau Productions
PO Box 75
Scottsville, NY 14546

Dear Jim:

Crescent Moon is pleased to provide this proposal for temporary restroom services for Beau Productions events during the five year period of 2000-2005. The general pricing by item is as follows for all events during the five year term, in consideration for the discount of $2,000 off the rate for the 1998 Greater Rochester International Airshow.

Single Units - $55.00 Disability Access units - $130.00 Half Moon Trailers - $750.00 Extra service hours on site - 30.00/hr.
Scheduled cleanings - $5.00/unit, $30.00 min.

Beau Productions and affiliated companies agree to use Crescent Moon as the preferred vendor for this term.

To accept the terms above, please sign after the Terms and Conditions on the back of this letter, and return to Crescent Moon at the address above.

If you have any questions, please contact Bob Denome at 657-1010.

We sincerely appreciate the opportunity to serve your needs.

Thank you,

/s/
Bob Denome
President, Crescent Moon
a division of Rochester Portable Specialties, Inc.


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TERMS AND CONDITIONS

1. Payment Terms. All charges are payable in cash or good check upon delivery of equipment. Customer shall be liable for all taxes, fees or other charges applicable to this Agreement of Customer's use of the equipment. All invoices are to be paid within 30 days from date of invoice. Any account with invoices open after 60 days will be charged 1 1/2% per month finance charge (18% APR), and the Account will be placed on CASH ONLY until paid, including all finance charges.
Accounts with invoices open after 90 days will be contacted once and have 10 days to pay in full, including all finance charges. If not Paid on full, the account will be immediately turned over for collections. Customer agrees to be responsible for all reasonable collection, repossession, attorney's and court cost, incurred in connection with the collection of amounts owed to Crescent Moon.

2. Use by Customer.

(a) Customer has inspected the equipment and finds it to be in good condition and suitable for his needs.

(b) Customer will permit the equipment to be used only for the proper sanitation purposes for which it was intended.

(c) Customer will make no alterations or attachments to the equipment.

(d) Customer has chosen the location for installing the equipment and accepts all responsibility in connection with that choice of location.

(e) Customer will give Crescent Moon free access to the equipment at all times over suitable pavement or other driving surface, and will make the equipment available for servicing or maintaining at ground level without hazard to Crescent Moon agents, employees, or equipment.

(f) Customer will notify Crescent Moon immediately and discontinue use if the equipment becomes unsafe or in disrepair for any reason.

(g) Customer will not permit the equipment to become subject to any lien, charge or encumbrance.

3. Maintenance. Crescent Moon will recharge and service the equipment in accordance with the terms set forth on the front of this Agreement. Crescent Moon's obligation to maintain the equipment in good working order under ordinary use is conditioned upon Customer's compliance with the use obligations set forth in paragraph 2.

4. Customer's Indemnity. Customer will indemnify Crescent Moon, its employees and agents against any claim, liability or cost arising from this agreement or the use of the equipment, including property damage and personal injuries, except to the extent that such claims are due to Crescent Moon's sole negligence. Customer will promptly reimburse Crescent Moon for any damages to or loss of the equipment. Equipment damage beyond repair will be paid by the Customer at replacement cost.

5. Enforcement. If customer fails to make any payment or to perform any obligation hereunder, Crescent Moon may pursue all remedies available at law or in equity, including termination of this Agreement without notice, repossession of the equipment without legal process, and recovery of all sums due hereunder. Such remedies shall be cumulative. Customer shall pay Crescent Moon costs.


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6. General

(a) Without the prior written consent of Crescent Moon customer will not assign this Agreement or any rights or obligations hereunder and will not transfer possession or control of the equipment.

(b) The provisions of this contract can be waived or modified only by a writing signed by both parties. Failure by Crescent Moon to enforce any provision shall not constitute a waiver of the provision. Acceptance of the returned units shall not waive any claims by Crescent Moon against Customer.

(c) Crescent Moon shall not be liable for any failure to perform caused by weather, Strikes, shortage of materials or other causes beyond its control.

(d) The invalidity, unenforceability or waiver of any provision shall not affect the remaining provisions.

I have read and agree to the above. I acknowledge receipt of a copy of such agreement.

Signed /s/
Jim LeBeau, President